Exhibit 99.1

Donaldson Company Reports Third Quarter 2019 Earnings

Third quarter 2019 sales increased 1.8 percent from 2018, or 5.9 percent in constant currency
Third quarter 2019 GAAP EPS increased 9.4% to $0.58 from $0.53 in 2018
Full-year 2019 sales forecast up 3.5 to 4.5 percent; EPS forecast up 10 to 12 percent1

MINNEAPOLIS (June 4, 2019) - Donaldson Company, Inc. (NYSE: DCI) today reported third quarter net earnings of $75.2 million, an increase of 7.6 percent from $69.9 million in 2018. Third quarter 2019 GAAP earnings per share (EPS) increased 9.4 percent to $0.58 from $0.53 last year.

“We remain on pace to deliver record levels of sales and profit in 2019, with third quarter performance reflecting strong growth in our strategically important ‘Advance and Accelerate’2 businesses and modest year-over-year gross margin improvement in both segments,” said Tod Carpenter, chairman, president and chief executive officer. “While we built momentum in gross margin, a notable decline in customer backlogs and orders toward the end of the quarter resulted in lower-than-expected sales against our already modest forecast.

“Volatility continued into this quarter as uneven demand and apparent destocking suggest that our customers are taking an increasingly cautious stance in light of market uncertainties. Given these dynamics, we revised our fourth quarter sales and profit projections for Off-Road, Aftermarket and Industrial Filtration Solutions to reflect the current operating environment.

“In all market conditions, we focus on operational excellence and strong execution of our strategic priorities. To deliver our sales targets and meaningful operating margin growth through fiscal 2021, we are balancing cost-optimization with further investments in strategically important businesses, like process filtration and our innovative air and fuel products. We also remain committed to returning cash to shareholders, illustrated by the recently announced 10.5 percent increase to our quarterly dividend and a new share repurchase authorization. With our focused approach to planning and disciplined capital deployment, we believe we are well-positioned to deliver long-term profitable growth.”

______________________________________________________________________________________________________
1 All earnings per share figures refer to diluted earnings per share. Year-over-year increase compares fiscal 2019 GAAP EPS forecast with fiscal 2018 adjusted EPS of $2.00. Adjusted earnings are a non-GAAP financial measure that exclude the impact of certain items not related to ongoing operations.
2 Includes Industrial Air Filtration replacement parts, Engine Aftermarket, Venting Solutions, Process Filtration, Semiconductor and Industrial Hydraulics.

Performance Overview

Third quarter 2019 sales increased 1.8 percent to $712.8 million from $700.0 million in third quarter 2018. Currency translation negatively impacted the year-over-year sales growth by 4.1 percentage points, which was partially offset by the following items:

•	Price increases added approximately 1.5 percentage points,

•	The acquisition of BOFA International LTD (BOFA), which was completed during first quarter 2019, added approximately 1.4 percentage points, and

•	Adoption of the revenue recognition accounting standard (revenue recognition) added approximately 0.5 percentage points.[3]

Third quarter sales of Engine Products (Engine) increased 3.6 percent from last year, including a negative impact from currency translation of 4.1 percent, partially offset by benefits of 1.7 percent from pricing and 0.8 percent from revenue recognition. Aerospace and Defense sales increased across the business unit. On-Road sales reflect continued strength in the US/CA market, partially offset by declining sales in APAC. Market conditions became increasingly mixed for Aftermarket and Off-Road, with variability by geographic region combined with order volatility from some of Donaldson’s largest customers.

Third quarter sales of Industrial Products (Industrial) decreased 1.9 percent from last year, including benefits of 4.4 percent from BOFA and 1.1 percent from pricing, partially offset by a negative impact from currency translation of 4.2 percent. Sales of Industrial Filtration Solutions (IFS) increased 1.9 percent, reflecting benefits from BOFA and replacement parts, partially offset by lower sales of new equipment. Gas Turbine Systems (GTS) sales were down due to lower new equipment sales, and the Special Applications (SA) sales decline was due to Disk Drive filters.

	Three Months Ended		Nine Months Ended
	April 30, 2019		April 30, 2019
	Reported % Change	Constant Currency % Change	Reported % Change	Constant Currency % Change

Off-Road	(5.6)%	(0.9)%	(1.6)%	1.6%
On-Road	11.1	14.0	22.6	24.8
Aftermarket	4.0	8.1	5.6	8.7
Aerospace and Defense	19.9	23.2	12.2	14.2
Total Engine Products segment	3.6%	7.7%	6.1%	9.1%

Industrial Filtration Solutions	1.9%	6.7%	8.7%	12.0%
Gas Turbine Systems	(14.2)	(12.3)	(11.9)	(10.5)
Special Applications	(6.2)	(2.6)	(0.4)	1.9
Total Industrial Products segment	(1.9)%	2.3%	4.0%	6.9%

Total Company	1.8%	5.9%	5.4%	8.3%

______________________________________________________________________________________________________
3 See the “Accounting Considerations” section for more information about the adoption of new accounting standards.

Third quarter 2019 operating income as a rate of sales (operating margin) declined to 14.0 percent from 14.2 percent in 2018,4 with revenue recognition driving half the change.

Third quarter gross margin of 33.8 percent was below the prior year by 0.4 percentage points, or 0.2 percentage points when adjusting for revenue recognition. The year-over-year decline in gross margin was driven by higher raw materials and supply chain costs, partially offset by price increases. Operating expense as a percent of sales improved 0.3 percentage points to 19.7 percent from 20.0 percent in 2018, reflecting lower incentive compensation expense, partially offset by higher salary and other employee-related expenses.

Other income declined to $4.7 million in third quarter 2019 from $4.8 million in 2018, while third quarter 2019 interest expense declined to $5.2 million from $5.4 million in 2018. Donaldson’s third quarter 2019 tax rate declined to 24.5 percent from 29.4 percent last year, due primarily to a lower U.S. corporate tax rate, combined with benefits from stock option activity and other discrete tax benefits.

During third quarter 2019, Donaldson repurchased 49 thousand shares of its common stock at an average price of $49.99 for a total investment of $2.4 million. Year to date, the Company repurchased 1.6 percent of its outstanding shares for a total investment of $104.4 million. Donaldson paid dividends in third quarter of $24.2 million and year-to-date of $72.9 million.

Fiscal 2019 Outlook

Donaldson now expects fiscal 2019 EPS between $2.20 and $2.24, compared with prior guidance of $2.27 to $2.41.

The Company now expects full-year sales will increase between 3.5 and 4.5 percent, which includes a negative impact from currency of approximately 3 percent and a benefit from BOFA of 1 percent. The midpoint of the revised sales guidance range is approximately 3 percent below prior guidance, driven by changes to the Aftermarket, Off-Road and IFS forecasts. Sales forecasts for all other business units are consistent with prior guidance.

Fiscal 2019 Engine sales are projected to increase between 3.5 and 4.5 percent, including a negative impact of approximately 3 percent from currency that is partially offset by 1 percent from revenue recognition. Fiscal 2019 sales of On-Road, Aftermarket and Aerospace and Defense are expected to increase from 2018, while Off-Road sales are expected to decline.

Fiscal 2019 Industrial sales are projected to increase between 4.0 and 5.0 percent, including a benefit from BOFA of approximately 4 percent that is partially offset by a negative impact from currency translation of 3 percent. Fiscal 2019 sales in IFS are expected to increase from 2018, while the Company continues to forecast sales declines in GTS and SA.

______________________________________________________________________________________________________
4 Prior-period rates and fiscal 2019 guidance for sales, operating margin and other income conform to the adoption of the pension accounting standard beginning in fiscal 2019. See the “Accounting Considerations” section for more information about the adoption of new accounting standards.

Donaldson expects fiscal 2019 operating margin between 13.8 and 14.2 percent, or 0.4 percentage points below the prior guidance range. The midpoint of the revised range implies a year-over-year increase of 0.2 percentage points, or 0.3 percentage points when adjusting for the dilution from revenue recognition.

The Company updated its forecast for full-year interest expense to $20 million from $21 million. Other income is forecast between $6 million and $8 million, with a midpoint that is consistent with prior guidance. Donaldson’s fiscal 2019 effective income tax rate is forecast between 24.4 and 25.4 percent, with a midpoint that is 0.6 percentage points below prior guidance.

The Company expects fiscal 2019 capital expenditures of about $150 million, which is the high end of the prior guidance range, and cash conversion between 60 and 65 percent. Donaldson expects to repurchase approximately 2 percent of its outstanding shares during fiscal 2019.

Accounting Considerations

On August 1, 2018, Donaldson adopted the FASB standards ASU 2014-09, Revenue from Contracts with Customers (“revenue recognition”), and ASU 2017-07, Compensation - Retirement Benefits (“pension accounting”).

Donaldson elected to adopt the new revenue recognition standard using the modified retrospective method; therefore, fiscal 2019 results will be presented in conformity with the new standard, while results prior to August 1, 2018, will conform to the previous standard. Adoption of the new standard resulted in additional sales in third quarter and year-to-date 2019 of $3.7 million and $10.3 million, respectively, and a reduction to gross profit of $0.1 million and $0.7 million, respectively.

Under the new pension accounting standard, Donaldson will continue to report the service component of retirement costs in operating income and the non-service components will now be reported in other income. The new standard requires use of a retrospective method in accounting for the change; therefore, results in all periods presented will conform with the new standard. Restating fiscal 2018 results reduces full-year 2018 operating margin by approximately 0.1 percentage point, reflecting a decline of 0.2 percentage points in each of the first three quarters, while the restated fourth quarter 2018 operating margin increases by approximately 0.2 percentage points. These adjustments are offset by a corresponding change to other income.

Following the Federal Tax Cuts and Jobs Act (TCJA) enactment in December 2017, the Company engaged in additional efforts related to global cash optimization. TCJA-related matters resulted in a year-to-date 2019 benefit of $0.4 million, compared with charges of $110.1 million in 2018. The fiscal 2019 and 2018 amounts are excluded from the Company’s calculation of adjusted earnings. The tables attached to this press release include a reconciliation of GAAP to non-GAAP measures.

Miscellaneous

The Company will webcast its third quarter 2019 earnings conference call today at 9:00 a.m. CDT. To listen to the webcast, visit the “Events & Presentations” section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will be available at approximately 12:00 p.m. CDT today.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” “plan,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, economic and industrial market conditions worldwide; the Company's ability to maintain certain competitive advantages; threats from disruptive innovation; pricing pressures; the Company's ability to protect and enforce its intellectual property rights; the difficulties in operating globally; customer concentration in certain cyclical industries; unavailable raw materials or material cost inflation; inability of operations to meet customer demand; difficulties with information technology systems and security; foreign currency fluctuations; governmental laws and regulations; changes in tax laws and regulations and results of examinations; the Company's ability to attract and retain qualified personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of intangible asset impairment; the Company’s ability to manage productivity improvements; unexpected events and the disruption on operations; the Company's ability to maintain an effective system of internal control over financial reporting. These and other risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2018. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-Q.

About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with sales, manufacturing and distribution locations around the world. Donaldson’s innovative technologies are designed to solve complex filtration challenges and enhance customers’ equipment performance. For more information, visit www.Donaldson.com.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	April 30,			April 30,

	2019	2018	Change	2019	2018	Change

Net sales	$712.8	$700.0	1.8%	$2,117.9	$2,009.5	5.4%
Cost of sales	472.1	460.2	2.6	1,413.4	1,326.5	6.6
Gross profit	240.7	239.8	0.4	704.5	683.0	3.1
Operating expenses	140.7	140.2	0.3	420.7	414.2	1.6
Operating income	100.0	99.6	0.6	283.8	268.8	5.6
Interest expense	5.2	5.4	(4.2)	14.7	15.7	(6.4)
Other income, net	(4.7)	(4.8)	(5.1)	(7.3)	(7.0)	4.5
Earnings before income taxes	99.5	99.0	0.5	276.4	260.1	6.3
Income taxes	24.3	29.1	(16.4)	67.3	182.2	(63.1)
Net earnings	$75.2	$69.9	7.6%	$209.1	$77.9	168.4%

Weighted average shares – basic	128.2	130.1	(1.5)%	128.5	130.5	(1.6)%
Weighted average shares – diluted	130.0	131.9	(1.4)%	130.4	132.5	(1.6)%
Net earnings per share – basic	$0.59	$0.54	9.3%	$1.63	$0.60	171.7%
Net earnings per share – diluted	$0.58	$0.53	9.4%	$1.60	$0.59	171.2%

Dividends paid per share	$0.19	$0.18	5.6%	$0.57	$0.54	5.6%

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	April 30,	July 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$203.8	$204.7
Accounts receivable, net	534.3	534.6
Inventories, net	359.5	334.1
Prepaid expenses and other current assets	76.0	52.3
Total current assets	1,173.6	1,125.7
Property, plant and equipment, net	569.8	509.3
Goodwill	308.8	238.4
Intangible assets, net	74.9	35.6
Deferred income taxes	14.7	19.2
Other long-term assets	64.1	48.4
Total assets	$2,205.9	$1,976.6

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings	$50.3	$28.2
Current maturities of long-term debt	0.3	15.3
Trade accounts payable	238.7	201.3
Other current liabilities	157.1	224.6
Total current liabilities	446.4	469.4
Long-term debt	644.4	499.6
Non-current income taxes payable	98.6	105.3
Deferred income taxes	19.0	4.2
Other long-term liabilities	39.7	40.3
Total liabilities	1,248.1	1,118.8

Redeemable non-controlling interest	12.9	—

Total shareholders' equity	944.9	857.8
Total liabilities & shareholders' equity	$2,205.9	$1,976.6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	April 30,
	2019	2018
Operating Activities
Net earnings	$209.1	$77.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	59.8	57.4
Deferred income taxes	8.8	16.7
Stock-based compensation expense	13.8	13.3
Other, net	(8.5)	(36.8)
Changes in operating assets and liabilities, excluding effect of acquired businesses	(59.8)	30.2
Net cash provided by operating activities	223.2	158.7

Investing Activities
Net expenditures on property, plant and equipment	(112.4)	(73.1)
Acquisitions, net of cash acquired	(96.0)	0.8
Net cash used in investing activities	(208.4)	(72.3)

Financing Activities
Proceeds from long-term debt	145.0	165.0
Repayments of long-term debt	(24.8)	(65.3)
Change in short-term borrowings	22.9	(18.0)
Purchase of treasury stock	(104.4)	(107.7)
Dividends paid	(72.9)	(70.2)
Tax withholding for stock compensation transactions	(4.1)	(2.5)
Exercise of stock options	24.6	14.6
Net cash used in financing activities	(13.7)	(84.1)
Effect of exchange rate changes on cash	(2.0)	6.6
(Decrease) increase in cash and cash equivalents	(0.9)	8.9
Cash and cash equivalents, beginning of period	204.7	308.4
Cash and cash equivalents, end of period	$203.8	$317.3

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2019	2018	2019	2018

Gross margin	33.8%	34.2%	33.3%	34.0%

Operating expenses rate	19.7%	20.0%	19.9%	20.6%

Operating income rate	14.0%	14.2%	13.4%	13.4%

Effective tax rate	24.5%	29.4%	24.4%	70.1%

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2019	2018	2019	2018
ADJUSTED RATES
Gross margin	33.8%	34.2%	33.3%	34.0%

Operating expenses rate	19.7%	20.0%	19.9%	20.6%

Operating income rate	14.0%	14.2%	13.4%	13.4%

Effective tax rate	24.5%	29.0%	24.5%	27.7%

Note: Rate analysis metrics are computed by dividing the applicable amount by net sales. Adjusted rates are non-GAAP measures; see Reconciliation of Non-GAAP Financial Measures schedule for additional information.

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended April 30,			Nine Months Ended April 30,
	2019	2018	Change	2019	2018	Change
NET SALES
Engine Products segment
Off-Road	$84.8	$89.9	(5.6)%	$240.0	$243.8	(1.6)%
On-Road	46.9	42.2	11.1	135.6	110.7	22.6
Aftermarket	327.7	315.1	4.0	980.0	927.7	5.6
Aerospace and Defense	30.0	25.1	19.9	83.7	74.6	12.2
Total Engine Products segment	$489.4	$472.3	3.6%	$1,439.3	$1,356.8	6.1%

Industrial Products segment
Industrial Filtration Solutions	$155.2	$152.2	1.9%	$469.2	$431.8	8.7%
Gas Turbine Systems	27.5	32.1	(14.2)	80.5	91.4	(11.9)
Special Applications	40.7	43.4	(6.2)	128.9	129.5	(0.4)
Total Industrial Products segment	$223.4	$227.7	(1.9)%	$678.6	$652.7	4.0%

Total Company	$712.8	$700.0	1.8%	$2,117.9	$2,009.5	5.4%

EARNINGS BEFORE INCOME TAXES
Engine Products segment	$71.5	$67.3	6.3%	$188.6	$183.9	2.6%
Industrial Products segment	32.7	34.4	(4.8)	101.5	95.7	6.1
Corporate and Unallocated	(4.7)	(2.7)	(79.4)	(13.7)	(19.5)	29.7
Total Company	$99.5	$99.0	0.5%	$276.4	$260.1	6.3%

EARNINGS BEFORE INCOME TAXES %
Engine Products segment	14.6%	14.2%	0.4	13.1%	13.6%	(0.5)
Industrial Products segment	14.6%	15.1%	(0.5)	15.0%	14.7%	0.3

Note: Percentage is calculated by dividing earnings before income taxes by sales.

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, AS REPORTED
(Unaudited)

	Three Months Ended April 30, 2019
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(5.6)%	(6.5)%	1.7%	(4.5)%	(66.7)%
On-Road	11.1	29.9	3.4	(10.3)	(34.7)
Aftermarket	4.0	9.1	(3.8)	2.4	4.6
Aerospace and Defense	19.9	30.8	3.6	(39.2)
Total Engine Products segment	3.6%	10.4%	(1.6)%	(1.3)%	(1.7)%

Industrial Products segment
Industrial Filtration Solutions	1.9%	0.1%	5.4%	(8.6)%	30.5%
Gas Turbine Systems	(14.2)	(5.8)	(2.9)	(52.9)	9.1
Special Applications	(6.2)	16.1	9.4	(13.1)	(39.8)
Total Industrial Products segment	(1.9)%	—%	4.8%	(15.3)%	24.0%

Total Company	1.8%	7.6%	0.8%	(7.1)%	1.9%

	Nine Months Ended April 30, 2019
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(1.6)%	(6.8)%	7.7%	2.6%	(57.7)%
On-Road	22.6	35.0	6.0	12.5	(24.7)
Aftermarket	5.6	9.2	0.1	3.9	6.7
Aerospace and Defense	12.2	15.0	8.1	(18.7)
Total Engine Products segment	6.1%	9.7%	2.8%	4.7%	1.5%

Industrial Products segment
Industrial Filtration Solutions	8.7%	7.9%	9.5%	5.1%	22.0%
Gas Turbine Systems	(11.9)	(11.1)	5.5	(46.7)	(21.4)
Special Applications	(0.4)	16.0	4.2	(3.6)	(14.2)
Total Industrial Products segment	4.0%	4.7%	8.4%	(3.5)%	14.1%

Total Company	5.4%	8.4%	4.9%	1.2%	3.4%

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, CONSTANT CURRENCY
(Unaudited)

	Three Months Ended April 30, 2019
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(0.9)%	(6.5)%	10.9%	0.6%	(63.3)%
On-Road	14.0	29.9	13.9	(5.8)	(32.2)
Aftermarket	8.1	9.1	5.9	8.3	8.9
Aerospace and Defense	23.2	30.8	12.9	(35.9)
Total Engine Products segment	7.7%	10.4%	8.0%	4.1%	2.5%

Industrial Products segment
Industrial Filtration Solutions	6.7%	0.1%	14.9%	(3.6)%	35.0%
Gas Turbine Systems	(12.3)	(5.8)	1.3	(50.0)	9.1
Special Applications	(2.6)	16.1	18.6	(10.4)	(39.8)
Total Industrial Products segment	2.3%	—%	13.5%	(11.6)%	27.6%

Total Company	5.9%	7.6%	10.1%	(2.4)%	6.0%

	Nine Months Ended April 30, 2019
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	1.6%	(6.8)%	13.7%	6.5%	(53.1)%
On-Road	24.8	35.0	12.2	16.6	(20.3)
Aftermarket	8.7	9.2	6.2	9.3	11.5
Aerospace and Defense	14.2	15.0	14.0	(15.0)
Total Engine Products segment	9.1%	9.7%	8.8%	9.5%	6.3%

Industrial Products segment
Industrial Filtration Solutions	12.0%	7.9%	15.7%	9.2%	26.9%
Gas Turbine Systems	(10.5)	(11.1)	7.9	(43.2)	(21.3)
Special Applications	1.9	16.0	9.7	(1.8)	(7.1)
Total Industrial Products segment	6.9%	4.7%	14.0%	(0.6)%	18.4%

Total Company	8.3%	8.4%	10.8%	5.2%	8.1%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	April 30,			April 30,
	2019	2018		2019		2018

Net cash provided by operating activities	$80.4	$48.9		$223.2		$158.7
Net capital expenditures	(45.3)	(27.3)		(112.4)		(73.1)
Free cash flow	$35.1	$21.6		$110.8		$85.6

Net earnings	$75.2	$69.9		$209.1		$77.9
Income taxes	24.3	29.1		67.3		182.2
Interest expense	5.2	5.4		14.7		15.7
Depreciation and amortization	20.6	19.5		59.8		57.4
EBITDA	$125.3	$123.9		$350.9		$333.2

Net earnings	$75.2	$69.9		$209.1		$77.9
Tax expense (benefit) for Federal Tax Cuts and Jobs Act	—	0.4	(a)	(0.4)	(a)	110.1	(a)
Adjusted net earnings	$75.2	$70.3		$208.7		$188.0

Diluted EPS	$0.58	$0.53		$1.60		$0.59
Tax expense (benefit) for Federal Tax Cuts and Jobs Act	—	0.00	(a)	0.00	(a)	0.83	(a)
Adjusted diluted EPS	$0.58	$0.53		$1.60		$1.42

(a) See the “Accounting Considerations” section of this press release for additional information.

Although free cash flow, EBITDA, adjusted net earnings, adjusted diluted EPS and adjusted effective tax rate are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The Company evaluates its results of operations both on an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. The adjusted basis presentation excludes the impact of certain matters not related to the Company's ongoing operations. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.